Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Medco Health Solutions, Inc. of our report dated February 23, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Medco Health Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 25, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Florham Park, New Jersey

July 8, 2005